Exhibit 10.11

[SunPower Letterhead]

1 January 1990

Mr. Richard M. Swanson

82 Louks Avenue

Los Altos, CA 94022

Dear Richard:

I am pleased to confirm your employment in the position of Vice President & Director of Technology for SunPower Corporation. Your compensation is $90,000 annually, paid semi-monthly.

Your position is salaried (otherwise called exempt) and includes our standard medical, dental and hospitalization benefits as well as our PTO (Personal Time Off), sick, and vacation programs. According to our current policy, your performance will be reviewed three months after the date of your hire to give you feedback on your work; your compensation and performance will be reviewed one year from the date of your hire and annually thereafter.

Subject to approval by the Board of Directors, you were granted a stock option to purchase 880,000 shares of Common Stock in SunPower at the then prevailing price. The terms of this stock option are contained in written documents which you have been given and should have read and now understand.

This letter confirms that your start date is today, January 1, 1990. You should understand that all employees are employed “at will,” which means that each employee, as well as SunPower, has the right to terminate the employment relationship at any time for any reason, with or without cause. Please confirm the information contained herein by signing and returning a copy of this letter to me at your earliest convenience.

A standard Employee Non Disclosure Agreement is on file.

Very truly yours,

SunPower Corporation

/s/ Robert E. Lorenzini

Robert E. Lorenzini

President, CEO

Accepted by:

/s/ Richard M. Swanson

Richard M. Swanson

Date: January 16            , 1990

Enclosure: Duplicate Original Letter